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                                  Exhibit 16.1

                             [ARTHUR ANDERSEN LOGO]

May 31, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir:

We have read paragraphs 1 through 5 of Item 4 included in the Form 8-K dated May 31, 2002 of Alexion Pharmaceuticals, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

                                                    Very truly yours,

                                                    /s/ ARTHUR ANDERSEN LLP


cc: Leonard Bell, M.D., Chief Executive Officer, Alexion Pharmaceuticals, Inc. David W. Keiser, President and Chief Operating Officer, Alexion Pharmaceuticals, Inc. Barry P. Luke, Vice President of Finance and Administration, Alexion Pharmaceuticals, Inc.